Exhibit 99.2

AUTONATION TO OFFER UP TO $900 MILLION
OF SENIOR UNSECURED NOTES

FORT LAUDERDALE, Fla. (March 7, 2006) -— AutoNation, Inc. (NYSE: AN), America’s largest automotive retailer, announced today that it intends to offer up to $900 million aggregate principal amount of senior unsecured notes.

AutoNation intends to use the net proceeds of the offering, together with bank financing and existing cash, to purchase 50 million shares of its common stock at a price per share of $23 pursuant to a common stock tender offer and up to $323.5 million of aggregate principal amount of its 9% senior notes due 2008 pursuant to a debt tender offer and consent solicitation. The bank financing includes a proposed $300 million term loan (which may be increased to $400 million) and anticipated borrowings of approximately $150 million under an amended $600 million revolving credit facility. The Company has received a commitment from JP Morgan Chase Bank to provide the $300 million term loan. As announced today, AutoNation intends to commence the tender offers and consent solicitation by no later than March 10, 2006.

The notes, which are expected to be comprised of a series of floating rate notes and a series of fixed rate notes, will be offered solely by means of a confidential offering memorandum in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside the United States under Regulation S of the Securities Act. The notes to be offered have not been registered under the Securities Act or securities laws of any state and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements under the Securities Act or the laws of any state. This press release shall not constitute an offer to sell or a solicitation of an offer to buy such notes in any jurisdiction in which such an offer or sale would be unlawful and is issued pursuant to Rule 135c under the Securities Act.

AutoNation, Inc., headquartered in Fort Lauderdale, Fla., is America’s largest automotive retailer and a component of the Standard and Poor’s 500 Index. AutoNation has approximately 27,000 full-time employees and owns and operates 346 new vehicle franchises in 17 states.

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This press release includes statements that constitute “forward-looking statements,” including with regard to the senior notes offering and the tender offers, such as the completion and timing of such events. These statements are made pursuant to the safe harbor provisions of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Additional discussion of factors that could cause actual results to differ materially from management’s projections, estimates and expectations is contained in the Company’s SEC filings. The Company undertakes no duty to update its forward-looking statements, including its long-term growth targets.